Exhibit 99.1
COMPANY CONTACT
Chris King
(240) 744-1150
FOR IMMEDIATE RELEASE
TUESDAY, JULY 28, 2009
DIAMONDROCK HOSPITALITY COMPANY REPORTS SECOND QUARTER 2009 RESULTS
BETHESDA, Maryland, Tuesday July 28, 2009 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced results of operations for its second quarter ended June 19, 2009. The Company is a lodging-focused real estate investment trust that owns twenty premium hotels in North America.
Second Quarter 2009 Highlights
•	RevPAR: The Company’s RevPAR was $109.85, a decrease of 22.2 percent compared to the same period in 2008.
•	Hotel Adjusted EBITDA Margins: The Company’s Hotel Adjusted EBITDA margins were 25.19%, a decrease of 604 basis points compared to the same period in 2008.
•	Adjusted EBITDA: The Company’s Adjusted EBITDA was $32.6 million, a decline of 39% compared to the same period in 2008.
•	Adjusted FFO: The Company’s Adjusted FFO was $24.9 million and Adjusted FFO per diluted share was $0.24.
•	Successful Equity Raise: The Company issued 17,825,000 shares of its common stock at $4.85 per share during the second quarter, which resulted in net proceeds of $82.1 million.
“The second quarter results reflect the continuing challenges in the economy and, more specifically, the travel industry. Our asset managers, working in concert with our operators, did a solid job managing Hotel Adjusted EBITDA margins in light of the virtually unprecedented declines in hotel revenue. We continue to focus on cost containment initiatives and strengthening the balance sheet to ultimately position DiamondRock to grow at the appropriate time,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company.

Operating Results
Please see “Certain Definitions” and “Non-GAAP Financial Measures” attached to this press release for an explanation of the terms “EBITDA,” “Adjusted EBITDA,” “Hotel Adjusted EBITDA Margins,” “FFO,” and “Adjusted FFO.”
For the second quarter, beginning March 28, 2009 and ended June 19, 2009, the Company reported the following:
•	Revenues of $143.6 million compared to $181.0 million for the comparable period in 2008.
•	Adjusted EBITDA of $32.6 million compared to $53.5 million for the comparable period in 2008.
•	Adjusted FFO and Adjusted FFO per diluted share of $24.9 million and $0.24, respectively, compared to $41.2 million and $0.43, respectively, for the comparable period in 2008.
•	Net income of $2.5 million (or $0.02 per diluted share) compared to net income of $21.8 million (or $0.23 per diluted share) for the comparable period in 2008.
RevPAR for the second quarter decreased 22.2 percent (from $141.28 to $109.85) from the comparable period in 2008, driven by a 6.7 percentage point decrease in occupancy (from 75.7 percent to 69.0 percent) and a 14.6 percent decrease in the average daily rate (from $186.53 to $159.30). Hotel Adjusted EBITDA margins decreased 604 basis points (from 31.23% to 25.19%) from the comparable period in 2008.
For the period from January 1, 2009 to June 19, 2009, the Company reported the following:
•	Revenues of $262.2 million compared to $313.9 million for the comparable period in 2008.
•	Adjusted EBITDA of $53.0 million compared to $83.7 million for the comparable period in 2008.
•	Adjusted FFO and Adjusted FFO per diluted share of $39.7 million and $0.41, respectively, compared to $64.4 million and $0.68, respectively, for the comparable period in 2008.
•	Net loss of $2.8 million (or $0.03 per diluted share) compared to net income of $26.9 million (or $0.28 per diluted share) for the comparable period in 2008.
Year-to-date RevPAR decreased 19.9 percent (from $130.53 to $104.53) from the comparable period in 2008, driven by a 12.8 percent decrease in the average daily rate (from $180.48 to $157.36) and a 5.9 percentage point decrease in occupancy (from 72.3 percent to 66.4 percent). Year-to-date Hotel Adjusted EBITDA margins decreased 548 basis points (from 28.44% to 22.96%) from the comparable period in 2008.
Hotel Fundamentals
The impact of the severe economic recession on U.S. travel fundamentals and the Company’s operating results is likely to persist for some period of time. Lodging demand has historically correlated with several key economic indicators such as GDP growth, employment trends, corporate profits, consumer confidence and business investment. Although there have been recent signs that occupancy in the industry may have stabilized, the average daily rate has continued to decline. The Company expects lodging demand to follow its historical course and lag the general economic recovery by several quarters and thus, the Company anticipates a challenging operating environment for the balance of 2009 and into 2010.

The Company’s RevPAR declined in the second quarter by 22.2%. Most of the decline in RevPAR can be attributed to a significant decline in the average daily rate and reflects a number of negative trends within the Company’s primary customer segments, including a change in the mix between those segments. The Company’s room revenue by primary customer segment in the second quarter was as follows:

	Second Quarter 2009		Second Quarter 2008%
	$ in millions	% of Total	$ in millions	% of Total	Decrease
Business Transient	$22.2	25%	$35.4	31%	37.0%
Group	$34.0	38%	$44.2	38%	23.2%
Leisure and Other	$34.0	37%	$36.4	31%	6.7%

Total	$90.2	100%	$116.0	100%	22.2%

•	Business Transient: Revenue from the business transient segment, traditionally the most profitable segment for hotels, has declined more than any other customer segment. Business transient revenue was partially replaced with lower-rated government, leisure and contract business. The Company expects business transient demand trends to remain negative until there is an improvement in the overall economic climate in the United States.
•	Group: Groups have postponed, cancelled or reduced their meetings in response to the current economic recession. The deterioration in revenue is primarily due to a decline in group room nights and, to a much lesser extent, rate. Moreover, as there were fewer cancellations in the second quarter compared to the first quarter, the deterioration in group room nights appears to have been caused by a decline in short-term group pick-up. As of the end of the second quarter, the Company’s group booking pace was 19% lower than at the same time last year, which represents the continued deterioration of group booking trends during the year.
•	Leisure and Other: The decline in revenue from the leisure and other segment was almost entirely driven by lower average daily rates.
The Company continued to focus on identifying and implementing aggressive cost containment at its hotels. Since last summer, the Company’s asset managers have worked closely with its hotel operators in designing and implementing significant cost containment measures. As a result, despite the 22.2 % decline in RevPAR, the Company’s second quarter Hotel Adjusted EBITDA margins declined only 604 basis points compared to the same period in 2008. Evidence of the success of some of these initiatives is as follows:
•	The Company reduced support costs at its hotels by almost 13%.
•	The Company reduced the single largest hotel expense category, labor (wages & benefits) by almost 12%.
•	Productivity at the Company’s hotels in the second quarter increased by more than 8%, as measured by manhours per occupied room.

The Company will continue to work with its hotel operators to monitor the continued implementation of the cost containment plans and to identify additional, innovative opportunities to reduce operating costs. The Company expects the margin trends to become more difficult in the coming months as the prior year comparisons begin to reflect the benefit of its 2008 cost containment successes.
New hotel supply remains a short-term negative and a long-term positive. Although the industry benefited from supply growth that was below historical averages from 2004 through 2007, new hotel supply began to increase at the end of the last economic expansion. While some of those projects have been delayed or eliminated, the rate of new supply is expected to peak in 2009 and remain above historical averages in 2010. The Company has been or will be impacted by new supply in a few of its markets, most notably major new hotels opening in Fort Worth, Texas in 2009 and in Chicago and Austin in 2010. Due to a number of factors, the Company expects below average supply growth for an extended period of time beginning in 2011, when it expects minimal new supply to be a significant positive for operating fundamentals.
Balance Sheet and Liquidity
As of the end of the second quarter, the Company had total assets of approximately $2.1 billion. Cash and cash equivalents were $81.7 million, including $30.2 million of restricted cash.
As of the end of the second quarter, the Company had $819.4 million of debt outstanding, which consists solely of property-specific mortgage debt with few near-term maturities. Eight of the Company’s 20 hotels are unencumbered by mortgage debt and the Company’s $200 million senior unsecured credit facility is unused.
DiamondRock has always strived to operate its business with conservative leverage. During the current recession and credit crisis, the Company continues to focus on preserving and enhancing its liquidity. The Company has taken, or intends to take, a number of steps to achieve these goals, as follows:
•	The Company completed a follow-on public offering of its common stock during the second quarter. The Company sold 17,825,000 shares of common stock, including the underwriters’ overallotment of 2,325,000 shares, at an offering price of $4.85 per share. The net proceeds, after deduction of offering costs, were approximately $82.1 million. In addition, the Company’s Board of Directors recently authorized the Company to sell up to $75 million of common stock.
•	The Company repaid the $52 million outstanding on its senior unsecured credit facility during the second quarter with a portion of the proceeds from its follow-on offering.
•	The Company intends to pay its next dividend to stockholders of record as of December 31, 2009. The Company expects the 2009 dividend will be in an amount equal to 100% of its 2009 taxable income, which is expected to be in the range of $35 million to $45 million. The Company may elect to pay up to 90 percent of its 2009 dividend in shares of its common stock, as permitted by the Internal Revenue Service’s Revenue Procedure 2009-15.

•	The Company has focused on minimizing capital spending during 2009 and expects to fund approximately $10 million of 2009 capital expenditures from corporate cash.
•	The Company explored the potential sale of certain hotels earlier in the year, but currently does not have any hotels listed for sale with a broker. The Company will evaluate any unsolicited offers received for any of its hotels.
The Company has only two near-term mortgage debt maturities totaling $68 million. The debt maturities include the $40.2 million coming due on the Courtyard Manhattan/Midtown East on December 11, 2009 and the $27.7 million coming due on the Griffin Gate Marriott in January 2010. The status of the Company’s efforts to address its near-term debt maturities is as follows:
•	The Company has signed a term sheet with Massachusetts Mutual Life Insurance Company to provide a new $43 million non-recourse mortgage loan on the Courtyard Manhattan/Midtown East bearing an interest rate of 8.8% and a term of five years. The closing of the loan is subject to numerous closing conditions, including a material adverse change clause.
•	The Company is currently assessing the best alternatives to address the Griffin Gate Marriott mortgage debt maturity, including either refinancing the loan or repaying the loan with corporate cash.
The Company continues to maintain its straightforward capital structure. As of the end of the second quarter, the Company continued to own 100% of its properties directly and has never issued operating partnership units or preferred stock.
Impairment
During the second quarter, the Company recorded an impairment loss of $1.3 million on the favorable leasehold asset related to its option to develop an addition to the Westin Boston Waterfront on an adjacent parcel of land. This impairment reflects the deterioration of the value of this option from $12.1 million to $10.8 million during the second quarter. As of June 19, 2009, the Company has a total of $13.3 million of intangible assets with indefinite useful lives that it regularly assesses for impairment.
Capital Expenditures
Although DiamondRock has significantly curtailed the capital expenditures at its hotels, it continues to benefit from the extensive capital investments made from 2006 to 2008, during which time many of its hotels were fully renovated. In 2009, the Company has focused its capital expenditures primarily on life safety, capital preservation, and return-on-investment projects. The total budget in 2009 for capital improvements is $35 million, only $10 million of which is expected to be funded from corporate cash and the balance to be funded from hotel escrow reserves. The Company spent approximately $13.3 million on capital improvements during the period from January 1, 2009 through June 19, 2009, of which approximately $3.7 million was funded from corporate cash.

Outlook
The macroeconomic environment lacks sufficient clarity at this time to provide accurate guidance. However, the Company is providing the following relevant information to assist investors and analysts in deriving their own estimates for 2009.
•	The Company projects approximately $51 million of debt service based on its current capital structure. The 2009 debt service includes approximately $4.7 million of regularly scheduled principal payments, excluding the $40.2 million scheduled debt maturity on the Courtyard Manhattan/Midtown East loan.
•	The Company expects to complete approximately $35 million of capital expenditures during 2009 which will consist of $25 million funded from existing reserve accounts and approximately $10 million funded from corporate cash.
•	The Company expects to incur $16.0 million of corporate G&A in 2009, which includes approximately $10.5 million of cash expenses.
•	The Company’s 2009 weighted average fully diluted shares will be approximately 103.3 million shares, which is based on its current total shares outstanding of 108.0 million.
•	The Company expects its 2009 distributable taxable income to be in the range of $35 million to $45 million.
Earnings Call
The Company will host a conference call to discuss its second quarter 2009 results on Tuesday, July 28, 2009, at 10:00 am Eastern Time (ET). To participate in the live call, investors are invited to dial 1-888-713-4214 (for domestic callers) or 617-213-4866 (for international callers). The participant passcode is 55276125. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company’s website at www.drhc.com. A replay of the webcast will also be archived on the website for one year.
About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. DiamondRock owns 20 hotels with approximately 9,600 guestrooms. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the Company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the Company’s ability to complete planned renovations on budget; the Company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the Company’s ability to complete acquisitions; the Company’s ability to raise equity capital; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and the Company’s ability to continue to satisfy complex rules in order for it to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with the Company’s business described from time to time in its filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.
Reporting Periods for Statement of Operations
The results reported in the Company’s consolidated statements of operations are based on results of its hotels reported by hotel managers. The Company’s hotel managers use different reporting periods. Marriott International, the manager of most of the Company’s properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott International for its non-domestic hotels (including Frenchman’s Reef), Davidson Hotel Company, manager of the Westin Atlanta North, Vail Resorts, manager of the Vail Marriott, Hilton Hotels Corporation, manager of the Conrad Chicago, and Westin Hotel Management, L.P., manager of the Westin Boston Waterfront report results on a monthly basis. Additionally, the Company, as a REIT, is required by U.S. federal tax laws to report results on a calendar year basis. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International’s fiscal quarters but the fourth quarter ends on December 31 and full year results, as reported in the statement of operations, always include the same number of days as the calendar year.

Two consequences of the reporting cycle the Company has adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) the first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.
While the reporting calendar the Company adopted is more closely aligned with the reporting calendar used by the manager of most of its properties, one final consequence of the calendar is the Company is unable to report any results for Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, or the Westin Boston Waterfront for the month of operations that ends after its fiscal quarter-end because neither Vail Resorts, Davidson Hotel Company, Hilton Hotels Corporation, Westin Hotel Management, L.P., nor Marriott International make mid-month results available. As a result, the quarterly results of operations include results from Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, and the Westin Boston Waterfront as follows: first quarter (January and February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.
Ground Leases
Four of the Company’s hotels are subject to ground leases: Bethesda Marriott Suites, Courtyard Manhattan Fifth Avenue, Salt Lake City Downtown Marriott, and the Westin Boston Waterfront. In addition, part of a parking structure at a fifth hotel and two golf courses at two additional hotels are also subject to ground leases. In accordance with GAAP, the Company records rent expense on a straight-line basis for ground leases that provide minimal rental payments that increase in pre-established amounts over the remaining term of the ground lease. For the second quarter 2009, contractual cash rent payable on the ground leases totaled $0.4 million and the Company recorded approximately $2.2 million in ground rent expense. The non-cash portion of ground rent expense recorded for the second quarter 2009 was $1.8 million.

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 19, 2009 and December 31, 2008
(in thousands, except share amounts)

	June 19, 2009	December 31, 2008
	(Unaudited)

ASSETS

Property and equipment, at cost	$2,158,448	$2,146,616
Less: accumulated depreciation	(264,946)	(226,400)

	1,893,502	1,920,216

Deferred financing costs, net	2,949	3,335
Restricted cash	30,176	30,060
Due from hotel managers	53,297	61,062
Favorable lease assets, net	38,983	40,619
Prepaid and other assets	38,219	33,414
Cash and cash equivalents	51,557	13,830

Total assets	$2,108,683	$2,102,536

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Mortgage debt	$819,385	$821,353
Senior unsecured credit facility	—	57,000

Total debt	819,385	878,353

Deferred income related to key money, net	20,067	20,328
Unfavorable contract liabilities, net	83,610	84,403
Due to hotel managers	32,185	35,196
Accounts payable and accrued expenses	54,189	66,624

Total other liabilities	190,051	206,551

Stockholders’ Equity:

Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 200,000,000 shares authorized; 107,972,100 and 90,050,264 shares issued and outstanding at June 19, 2009 and December 31, 2008, respectively	1,080	901
Additional paid-in capital	1,184,893	1,100,541
Accumulated deficit	(86,726)	(83,810)

Total stockholders’ equity	1,099,247	1,017,632

Total liabilities and stockholders’ equity	$2,108,683	$2,102,536

DIAMONDROCK HOSPITALITY COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Fiscal Quarters Ended June 19, 2009 and June 13, 2008 and
the Periods from January 1, 2009 to June 19, 2009 and January 1, 2008 to June 13, 2008
(in thousands, except per share amounts)

	Fiscal Quarter	Fiscal Quarter	Period from	Period from
	Ended	Ended	January 1, 2009	January 1, 2008
	June 19, 2009	June 13, 2008	to June 19, 2009	to June 13, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:

Rooms	$90,228	$116,011	$165,343	$201,938
Food and beverage	44,697	55,532	81,587	95,614
Other	8,682	9,473	15,221	16,327

Total revenues	143,607	181,016	262,151	313,879

Operating Expenses:

Rooms	22,974	26,249	42,956	47,408
Food and beverage	30,320	36,377	56,901	65,305
Management fees	5,008	8,048	8,336	13,013
Other hotel expenses	50,516	55,189	96,540	101,641
Impairment of favorable lease asset	1,286	—	1,286	—
Depreciation and amortization	19,729	18,069	38,446	34,756
Corporate expenses	3,651	3,345	7,419	6,305

Total operating expenses	133,484	147,277	251,884	268,428

Operating profit	10,123	33,739	10,267	45,451

Other Expenses (Income):

Interest income	(101)	(332)	(183)	(770)
Interest expense	11,086	11,430	22,584	22,125

Total other expenses	10,985	11,098	22,401	21,355

(Loss) income before income taxes	(862)	22,641	(12,134)	24,096

Income tax benefit (expense)	3,319	(886)	9,297	2,836

Net income (loss)	$2,457	$21,755	$(2,837)	$26,932

Earnings (loss) per share:

Basic and diluted earnings (loss) per share	$0.02	$0.23	$(0.03)	$0.28

DIAMONDROCK HOSPITALITY COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Periods from January 1, 2009 to June 19, 2009 and January 1, 2008 to June 13, 2008
(in thousands)

	Period from	Period from
	January 1, 2009 to	January 1, 2008 to
	June 19, 2009	June 13, 2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(2,837)	$26,932
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Real estate depreciation	38,446	34,756
Corporate asset depreciation as corporate expenses	67	75
Non-cash ground rent	3,570	3,550
Non-cash financing costs as interest	386	372
Impairment of favorable lease asset	1,286	—
Amortization of unfavorable contract liabilities	(794)	(794)
Amortization of deferred income	(260)	(253)
Stock-based compensation	2,532	1,567
Yield support received	—	797
Changes in assets and liabilities:
Prepaid expenses and other assets	(3,565)	(4,022)
Restricted cash	123	(582)
Due to/from hotel managers	4,754	(5,966)
Accounts payable and accrued expenses	(13,457)	(8,455)

Net cash provided by operating activities	30,251	47,977

Cash flows from investing activities:
Hotel capital expenditures	(13,265)	(36,766)
Receipt of deferred key money	—	5,000
Change in restricted cash	(970)	(1,820)

Net cash used in investing activities	(14,235)	(33,586)

Cash flows from financing activities:
Repayments of credit facility	(57,000)	(15,000)
Draws on credit facility	—	47,000
Scheduled mortgage debt principal payments	(1,968)	(1,413)
Repurchase of shares	(159)	(3,184)
Proceeds from sale of common stock	82,562	—
Payment of costs related to sale of common stock	(404)	—
Payment of financing deposits	(1,240)	—
Payment of dividends	(80)	(46,630)

Net cash provided by (used in) financing activities	21,711	(19,227)

Net increase (decrease) in cash and cash equivalents	37,727	(4,836)
Cash and cash equivalents, beginning of period	13,830	29,773

Cash and cash equivalents, end of period	$51,557	$24,937

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$23,819	$24,176

Cash paid for income taxes	$868	$861

Capitalized interest	$19	$183

Non-Cash Financing Activities:
Unpaid dividends	$—	$23,923

Non-GAAP Financial Measures
We use the following four non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) EBITDA, (2) Adjusted EBITDA, (3) FFO and (4) Adjusted FFO.
EBITDA represents net (loss) income excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

	Historical (in 000s)
	Fiscal	Fiscal
	Quarter Ended	Quarter Ended
	June 19, 2009	June 13, 2008
Net income	$2,457	$21,755
Interest expense	11,086	11,430
Income tax (benefit) expense	(3,319)	886
Depreciation and amortization	19,729	18,069

EBITDA	$29,953	$52,140

	Historical (in 000s)
	Period From	Period From
	January 1, 2009 to	January 1, 2008 to
	June 19, 2009	June 13, 2008
Net (loss) income	$(2,837)	$26,932
Interest expense	22,584	22,125
Income tax benefit	(9,297)	(2,836)
Depreciation and amortization	38,446	34,756

EBITDA	$48,896	$80,977

We also evaluate our performance by reviewing Adjusted EBITDA because we believe that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income (loss), is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:
•	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.
•	The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.
•	Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.
•	Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.
•	Impairment Losses and Gains or Losses on Dispositions: We exclude the effect of impairment losses and gains or losses on dispositions recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment charges are similar to depreciation expense, which is also excluded from EBITDA.

•	Acquisition Costs: We exclude acquisition transaction costs expensed during the period from EBITDA because we believe that including these costs in EBITDA is not consistent with the underlying performance of the Company. The GAAP accounting treatment of acquisition costs was modified effective January 1, 2009 to require companies to expense acquisition costs as incurred. The previous GAAP accounting treatment was to capitalize acquisition costs.
•	Other Non-Cash and / or Non-Recurring Items: We exclude the effect of certain non-cash and / or non-recurring items from EBITDA because we believe that including these costs in EBITDA is not consistent with the underlying performance of the Company.

	Historical (in 000s)
	Fiscal	Fiscal
	Quarter Ended	Quarter Ended
	June 19, 2009	June 13, 2008
EBITDA	$29,953	$52,140
Non-cash ground rent	1,783	1,777
Non-cash amortization of unfavorable contract liabilities	(397)	(397)
Impairment of favorable lease asset	1,286	—

Adjusted EBITDA	$32,625	$53,520

	Historical (in 000s)
	Period From	Period From
	January 1, 2009 to	January 1, 2008 to
	June 19, 2009	June 13, 2008
EBITDA	$48,896	$80,977
Non-cash ground rent	3,570	3,553
Non-cash amortization of unfavorable contract liabilities	(794)	(794)
Impairment of favorable lease asset	1,286	—

Adjusted EBITDA	$52,958	$83,736

We compute FFO in accordance with standards established by NAREIT (which defines FFO as net (loss) income determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization. We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in assessing our results.

	Historical (in 000s)
	Fiscal	Fiscal
	Quarter Ended	Quarter Ended
	June 19, 2009	June 13, 2008
Net income	$2,457	$21,755
Real estate related depreciation and amortization	19,729	18,069

FFO	$22,186	$39,824

FFO per share (basic and diluted)	$0.21	$0.42

	Historical (in 000s)
	Period From	Period From
	January 1, 2009 to	January 1, 2008 to
	June 19, 2009	June 13, 2008
Net (loss) income	$(2,837)	$26,932
Real estate related depreciation and amortization	38,446	34,756

FFO	$35,609	$61,688

FFO per share (basic and diluted)	$0.37	$0.65

We also evaluate our performance by reviewing Adjusted FFO because we believe that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), is beneficial to a complete understanding of our operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO:
•	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.
•	The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.
•	Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.
•	Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets.
•	Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment charges are similar to gains or losses on dispositions and depreciation expense, both of which are also excluded from FFO.
•	Acquisition Costs: We exclude acquisition transaction costs expensed during the period from FFO because we believe that including these costs in FFO is not consistent with the underlying performance of the Company. The GAAP accounting treatment of acquisition costs was modified effective January 1, 2009 to require companies to expense acquisition costs as incurred. The previous GAAP accounting treatment was to capitalize acquisition costs.
•	Other Non-Cash and / or Non-Recurring Items: We exclude the effect of certain non-cash and / or non-recurring items from FFO because we believe that including these costs in FFO is not consistent with the underlying performance of the Company.

	Historical (in 000s)
	Fiscal	Fiscal
	Quarter Ended	Quarter Ended
	June 19, 2009	June 13, 2008
FFO	$22,186	$39,824
Non-cash ground rent	1,783	1,777
Non-cash amortization of unfavorable contract liabilities	(397)	(397)
Impairment of favorable lease asset	1,286	—

Adjusted FFO	$24,858	$41,204

Adjusted FFO per share (basic and diluted)	$0.24	$0.43

	Historical (in 000s)
	Period From	Period From
	January 1, 2009 to	January 1, 2008 to
	June 19, 2009	June 13, 2008
FFO	$35,609	$61,688
Non-cash ground rent	3,570	3,553
Non-cash amortization of unfavorable contract liabilities	(794)	(794)
Impairment of favorable lease asset	1,286	—

Adjusted FFO	$39,671	$64,447

Adjusted FFO per share (basic and diluted)	$0.41	$0.68

Certain Definitions
In this release, when we discuss “Hotel Adjusted EBITDA,” we exclude from Hotel EBITDA the non-cash expense incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, and the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. Hotel EBITDA represents hotel net income excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues.

DIAMONDROCK HOSPITALITY COMPANY
HOTEL OPERATIONAL DATA
Schedule of Property Level Results
(in thousands)
(unaudited)

	Fiscal Quarter	Fiscal Quarter	Period from	Period from
	Ended	Ended	January 1, 2009	January 1, 2008
	June 19, 2009	June 13, 2008	to June 19, 2009	to June 13, 2008
Revenues:
Rooms	$90,228	$116,011	$165,343	$201,938
Food and beverage	44,697	55,532	81,587	95,614
Other	8,682	9,473	15,221	16,327

Total revenues	143,607	181,016	262,151	313,879

Operating Expenses:
Rooms	22,974	26,249	42,956	47,408
Food and beverage	30,320	36,377	56,901	65,305
Other direct departmental	4,598	5,400	8,718	9,644
General and administrative	12,406	14,281	23,531	26,346
Utilities	5,404	6,575	10,807	11,448
Repairs and maintenance	6,829	7,081	13,027	13,389
Sales and marketing	10,154	11,832	18,849	21,385
Base management fees	3,796	4,978	6,924	8,562
Incentive management fees	1,212	3,070	1,412	4,451
Property taxes	6,240	5,394	12,381	10,459
Ground rent	2,222	2,234	4,449	4,554
Other fixed expenses	2,659	2,388	4,780	4,418

Total operating expenses	108,814	125,859	204,735	227,369

Hotel EBITDA	$34,793	$55,157	$57,416	$86,510

Non-cash ground rent	1,783	1,777	3,570	3,553
Non-cash amortization of unfavorable contract liabilities	(397)	(397)	(794)	(794)

Hotel Adjusted EBITDA	$36,179	$56,537	$60,192	$89,269

Market Capitalization as of June 19, 2009
(in thousands, except per share data)

Enterprise Value

Common equity capitalization (at June 19, 2009 closing price of $6.51/share)	$718,818
Consolidated debt	819,385
Cash and cash equivalents	(51,557)

Total enterprise value	$1,486,646

Share Reconciliation

Common shares outstanding	107,972

Unvested restricted stock held by management and employees	1,979
Share grants under deferred compensation plan held by corporate officers	467

Combined shares outstanding	110,418

Debt Summary as of June 19, 2009
(dollars in thousands)

	Interest		Outstanding
Property	Rate	Term	Principal	Maturity

Courtyard Manhattan / Midtown East	5.195%	Fixed	$40,706	December 2009
Salt Lake City Marriott Downtown	5.500%	Fixed	33,781	January 2015
Courtyard Manhattan / Fifth Avenue	6.480%	Fixed	51,000	June 2016
Marriott Griffin Gate Resort	5.110%	Fixed	28,066	January 2010
Bethesda Marriott Suites	1.270%	Variable	5,000	July 2010
Los Angeles Airport Marriott	5.300%	Fixed	82,600	July 2015
Marriott Frenchman’s Reef	5.440%	Fixed	61,832	August 2015
Renaissance Worthington	5.400%	Fixed	57,400	July 2015
Orlando Airport Marriott	5.680%	Fixed	59,000	January 2016
Chicago Marriott Downtown	5.975%	Fixed	220,000	April 2016
Austin Renaissance Hotel	5.507%	Fixed	83,000	December 2016
Waverly Renaissance Hotel	5.503%	Fixed	97,000	December 2016
Senior Unsecured Credit Facility	LIBOR + 0.95	Variable	—	February 2011

Total Debt			$819,385

Operating Statistics — Second Quarter

	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin
	2Q 2009	2Q 2008	B/(W)	2Q 2009	2Q 2008	B/(W)	2Q 2009	2Q 2008	B/(W)	2Q 2009	2Q 2008	B/(W)

Atlanta Alpharetta	$121.03	$149.48	(19.0%)	60.9%	64.7%	(3.8%)	$73.71	$96.66	(23.7%)	25.1%	32.0%	(6.90%)
Westin Atlanta North (1)	$100.01	$144.12	(30.6%)	66.6%	63.0%	3.6%	$66.63	$90.75	(26.6%)	9.2%	26.7%	(17.50%)
Atlanta Waverly	$131.77	$146.56	(10.1%)	64.7%	69.8%	(5.1%)	$85.29	$102.28	(16.6%)	23.5%	26.3%	(2.80%)
Renaissance Austin	$150.74	$156.49	(3.7%)	63.5%	74.4%	(10.9%)	$95.70	$116.37	(17.8%)	32.7%	29.5%	3.20%
Bethesda Marriott Suites	$164.72	$197.55	(16.6%)	69.0%	79.4%	(10.4%)	$113.69	$156.81	(27.5%)	28.0%	32.7%	(4.70%)
Boston Westin (1)	$203.52	$202.48	0.5%	67.5%	70.6%	(3.1%)	$137.28	$142.87	(3.9%)	31.2%	31.2%	(0.00%)
Chicago Marriott	$183.70	$238.83	(23.1%)	78.0%	81.8%	(3.8%)	$143.26	$195.44	(26.7%)	25.4%	33.9%	(8.50%)
Chicago Conrad (1)	$188.12	$247.55	(24.0%)	74.4%	79.7%	(5.3%)	$139.90	$197.25	(29.1%)	26.1%	34.0%	(7.90%)
Courtyard Fifth Avenue	$215.00	$316.02	(32.0%)	89.1%	88.5%	0.6%	$191.57	$279.72	(31.5%)	24.6%	42.7%	(18.10%)
Courtyard Midtown East	$207.19	$320.39	(35.3%)	87.3%	89.4%	(2.1%)	$180.89	$286.33	(36.8%)	32.3%	45.9%	(13.60%)
Frenchman’s Reef (1)	$235.11	$261.21	(10.0%)	88.7%	84.8%	3.9%	$208.61	$221.59	(5.9%)	31.5%	29.8%	1.70%
Griffin Gate Marriott	$133.78	$155.72	(14.1%)	66.0%	71.8%	(5.8%)	$88.33	$111.85	(21.0%)	29.9%	32.8%	(2.90%)
Los Angeles Airport	$108.05	$115.35	(6.3%)	70.3%	84.7%	(14.4%)	$75.97	$97.70	(22.2%)	12.1%	24.4%	(12.30%)
Oak Brook Hills	$122.08	$137.78	(11.4%)	39.3%	60.6%	(21.3%)	$47.99	$83.49	(42.5%)	15.2%	28.9%	(13.70%)
Orlando Airport Marriott	$100.37	$118.73	(15.5%)	74.9%	74.9%	0.0%	$75.21	$88.91	(15.4%)	25.0%	31.6%	(6.60%)
Salt Lake City Marriott	$129.39	$131.65	(1.7%)	50.3%	68.1%	(17.8%)	$65.07	$89.70	(27.5%)	17.5%	26.5%	(9.00%)
The Lodge at Sonoma	$187.16	$226.50	(17.4%)	63.0%	75.5%	(12.5%)	$117.87	$170.97	(31.1%)	10.6%	22.6%	(12.00%)
Torrance Marriott South Bay	$111.70	$124.77	(10.5%)	72.3%	80.1%	(7.8%)	$80.73	$99.97	(19.2%)	23.7%	27.0%	(3.30%)
Vail Marriott (1)	$199.48	$256.13	(22.1%)	61.2%	62.7%	(1.5%)	$122.02	$160.60	(24.0%)	18.7%	32.3%	(13.60%)
Renaissance Worthington	$168.58	$184.50	(8.6%)	64.0%	78.8%	(14.8%)	$107.88	$145.38	(25.8%)	31.6%	32.2%	(0.60%)

(1)	The hotel reports results on a monthly basis. The data presented is based upon the Company’s reporting calendar for the second quarter and includes the months of March, April and May.

Hotel Adjusted EBITDA Reconciliation

	Second Quarter 2009
					Plus:	Equals:
	Total	Net Income /	Plus:	Plus:	Non-Cash	Hotel Adjusted
	Revenues	(Loss)	Depreciation	Interest Expense	Adjustments (1)	EBITDA

Atlanta Alpharetta	$2,933	$469	$266	$—	$—	$735
Westin Atlanta North (2)	$3,700	$(151)	$490	$—	$—	$339
Atlanta Waverly	$7,161	$(552)	$983	$1,251	$—	$1,682
Renaissance Austin	$7,203	$363	$920	$1,073	$—	$2,356
Bethesda Marriott Suites	$3,391	$(1,051)	$495	$45	$1,459	$948
Boston Westin (2)	$18,174	$2,706	$2,846	$—	$117	$5,669
Chicago Marriott	$21,696	$(1,151)	$3,931	$3,086	$(365)	$5,501
Chicago Conrad (2)	$5,404	$326	$1,083	$—	$—	$1,409
Courtyard Fifth Avenue	$3,026	$(537)	$435	$799	$48	$745
Courtyard Midtown East	$4,976	$591	$512	$503	$—	$1,606
Frenchman’s Reef (2)	$14,579	$3,069	$727	$793	$—	$4,589
Griffin Gate Marriott	$6,127	$706	$787	$339	$(1)	$1,831
Los Angeles Airport	$10,555	$(1,036)	$1,281	$1,033	$—	$1,278
Oak Brook Hills	$4,892	$(131)	$748	$—	$125	$742
Orlando Airport Marriott	$4,589	$(389)	$749	$785	$—	$1,145
Salt Lake City Marriott	$4,233	$(394)	$696	$440	$—	$742
The Lodge at Sonoma	$3,159	$(180)	$517	$—	$—	$337
Torrance Marriott South Bay	$4,901	$387	$774	$—	$—	$1,161
Vail Marriott (2)	$5,496	$298	$728	$—	$—	$1,026
Renaissance Worthington	$7,412	$845	$763	$732	$3	$2,343

(1)	The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

(2)	The hotel reports results on a monthly basis. The data presented is based upon the Company’s reporting calendar for the first quarter and includes the months of March, April and May.

Hotel Adjusted EBITDA Reconciliation

	Second Quarter 2008
					Plus:	Equals:
	Total	Net Income /	Plus:	Plus:	Non-Cash	Hotel Adjusted
	Revenues	(Loss)	Depreciation	Interest Expense	Adjustments (1)	EBITDA

Atlanta Alpharetta	$3,704	$966	$218	$—	$—	$1,184
Westin Atlanta North (2)	$4,609	$574	$659	$—	$—	$1,233
Atlanta Waverly	$8,557	$47	$951	$1,251	$—	$2,249
Renaissance Austin	$8,454	$622	$802	$1,073	$—	$2,496
Bethesda Marriott Suites	$4,709	$(483)	$484	$69	$1,468	$1,538
Boston Westin (2)	$18,980	$3,016	$2,794	$—	$117	$5,927
Chicago Marriott	$28,317	$4,050	$2,836	$3,085	$(365)	$9,606
Chicago Conrad (2)	$7,272	$1,423	$1,053	$—	$—	$2,475
Courtyard Fifth Avenue	$4,386	$585	$455	$799	$48	$1,886
Courtyard Midtown East	$7,826	$2,559	$517	$516	$—	$3,592
Frenchman’s Reef (2)	$16,503	$3,448	$676	$800	$—	$4,925
Griffin Gate Marriott	$7,599	$1,386	$759	$48	$2	$2,496
Los Angeles Airport	$13,525	$1,014	$1,244	$1,042	$—	$3,300
Oak Brook Hills	$6,840	$1,058	$791	$—	$125	$1,974
Orlando Airport Marriott	$5,849	$357	$703	$788	$—	$1,848
Salt Lake City Marriott	$5,943	$661	$456	$457	$—	$1,574
The Lodge at Sonoma	$4,711	$561	$505	$—	$—	$1,066
Torrance Marriott South Bay	$5,987	$867	$752	$—	$—	$1,619
Vail Marriott (2)	$7,271	$1,656	$696	$—	$—	$2,352
Renaissance Worthington	$9,974	$1,757	$718	$733	$2	$3,209

(1)	The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

(2)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the second quarter and include the months of March, April and May.